EXHIBIT 99.1

Sun Country Airlines Reports First Quarter 2022 Results

Q1 2022 GAAP diluted EPS of $0.06 and operating income of $22 million

Q1 2022 Adjusted diluted EPS of $0.20(1) and adjusted operating income of $23 million(1)

MINNEAPOLIS. May 5, 2022. Sun Country Airlines Holdings, Inc. (“Sun Country Airlines”, “Sun Country”, the “Company”) (NASDAQ: SNCY) today reported financial results for its first quarter ended March 31, 2022.

“We are very happy to report another profitable quarter,” said Jude Bricker, Chief Executive Officer of Sun Country. “I am proud of all the people at Sun Country who, once again, delivered quarterly profitable growth despite the challenging macro-economic and pandemic backdrop. Very strong bookings and unit revenue trends, combined with solid cost control, drove a first quarter net income, adjusted net income and adjusted net income per share of approximately $4 million, $12 million and $0.20 per share, respectively. These results came despite much higher-than-expected fuel prices and Omicron-driven headwinds earlier in the quarter. We anticipate passenger demand to remain strong with second quarter scheduled service TRASM expected to increase between 25% and 34% versus second quarter 2019. Sun Country’s uniquely resilient model has now generated our fourth consecutive quarter of profitability and our sixth consecutive quarter of greater than 15% EBITDAR margins.”

Overview of First Quarter

	Three Months Ended March 31,
(unaudited) (in millions, except per share amounts)	2022	2021	% Change
Total operating revenue	$226.5	$127.6	77.5
Operating income	21.8	24.9	(12.4)
Income before income tax	6.4	17.8	(64.0)
Net income	3.6	12.4	(70.7)
Diluted earnings per share	$0.06	$0.24	(75.0)

	Three Months Ended March 31,
(unaudited) (in millions, except per share amounts)	2022	2021	% Change
Adjusted operating income (1)	$22.8	$1.2	NM
Adjusted income (loss) before income tax (1)	15.7	(4.7)	NM
Adjusted net income (loss) (1)	12.3	(4.9)	NM
Adjusted diluted earnings (loss) per share (1)	$0.20	($0.09)	NM

“NM” stands for not meaningful

For the quarter ended March 31, 2022, Sun Country reported net income of $4 million and income before income tax of $6 million, on $227 million of revenue. Adjusted income before income tax for the quarter was $16 million(1). GAAP operating income during the quarter was $22 million, producing an operating margin of 9.6%, while adjusted operating income was $23 million(1), resulting in an adjusted operating income margin of 10.0%(1).

“We were able to produce an adjusted operating margin of 10% on $227 million in total revenue during the quarter. This revenue is a record quarterly high for Sun Country,” said Dave Davis, President and Chief Financial Officer. “Our results were accomplished despite paying $3.20 per gallon for jet fuel during the quarter. In March, traditionally our strongest month, we paid $3.58 per gallon while generating an operating margin well in excess of 20%. Demand in the quarter materially picked up starting in February as demonstrated by our March scheduled service TRASM increasing 4% versus the same time period in 2019 on 8% capacity growth. Our charter and cargo operations, which were 33% of our block hours in the first quarter, include pass-through fuel economics, providing a natural cost-hedge against volatile fuel prices.”

Page 1	Sun Country, Inc. d/b/a Sun Country Airlines®

Notable Highlights

•	Announced four new routes that will begin service later this year. Two of the routes will serve Las Vegas, NV from both Green Bay, WI and Madison, WI. The others will connect Minneapolis, MN with Reno, NV and Harlingen, TX to Cancun, Mexico
•	New service to Reno, NV will be the 81st airport that Sun Country flies to
•	In April 2022, the Company purchased five 737-800 aircraft (one of which was the buyout of an aircraft previously on lease to Sun Country)
•	Completed a private Enhanced Equipment Trust Certificate (EETC) offering raising $188 million secured by 13 737-800 at a weighted average interest rate of 5.06%. Of this $188 million, $15.8 million is a delayed draw mechanism to be funded in September 2022 upon completing the lease buyout of the 13th aircraft
•	Welcomed Patrick O’Keeffe to the Board of Directors. He brings more than 30 years of experience in the airline industry most recently leading American Airline’s global People team

Capacity

System block hours during the first quarter of 2022 grew by 30% versus first quarter 2019 due largely to the addition of the cargo segment in 2020. First quarter total available seat miles (“ASM”) grew 6% versus the first quarter of 2019 while scheduled service ASMs grew 10% when compared to the same time period. The difference between the levels of capacity demonstrates the variable nature of the business model. The first quarter is traditionally dominated by heavy leisure demand for vacations which drove growth in scheduled service capacity.

Last year, the Company signed two new long-term charter contracts with both Caesars Entertainment and Major League Soccer. As such, flying done under long term contracts made up over 70% of the charter flying in the quarter. The most variable nature of the business is ad-hoc charter flying. This part of the business is mostly bid within the month of flying and only if there are resources to successfully operate it. Due to staffing constraints, total charter block hours decreased 14% versus the first quarter of 2019. As labor resources start to normalize later in the year, ad-hoc charter flying is the quickest flying to add back.

Revenue

For the first quarter of 2022, the Company reported total revenue of $227 million, which was $30 million, or 15%, more than the first quarter of 2019. Excluding the $21 million in cargo revenue that did not exist in 2019, revenue still exceeded first quarter 2019 by $9 million. The Company’s scheduled service TRASM (3) of 10.3 cents in the first quarter of 2022 decreased 1% from the first quarter of 2019 while scheduled service capacity grew 10%. The first quarter 2022 total fare of $183 exceeded the first quarter 2019 by 7% driven by another record ancillary revenue per passenger of $49.

Charter service revenue is primarily generated through service provided to professional and collegiate sports teams, the U.S. Department of Defense, casinos, and other customers. In the first quarter of 2022, the Company’s charter service revenue was $33 million, a decrease of 14% versus first quarter of 2019 as ad-hoc charter flying was meaningfully lower than 2019 levels due to staffing challenges. On a rate basis, first quarter 2022 charter revenue per block hour was 1% higher than the rate in the first quarter of 2019.

Cargo revenue consists of revenue earned from flying cargo aircraft under the Air Transportation Services Agreement (“ATSA”) with Amazon. In the first quarter of 2022, cargo revenue was $21 million, a 2% decrease versus the first quarter of 2021 due to the timing of planned heavy maintenance events.

Page 2	Sun Country, Inc. d/b/a Sun Country Airlines®

Cost

For the first quarter of 2022, total GAAP operating expenses increased 36% versus the first quarter of 2019, primarily due to a 76% increase in aircraft fuel expense in the quarter. Operating expense, excluding aircraft fuel expense and special items per total block hour(1) declined 6% in the first quarter 2022 versus the first quarter 2019. While total block hours increased 30% for the same period, first quarter 2022 was the first full quarter impacted by the new pilot agreement that was signed at the end of 2021.

Balance Sheet and Liquidity

The Company’s net debt(5) on March 31, 2022 was $309 million, due to the EETC that was completed at the end of the quarter. Total liquidity(6) at the end of the first quarter was $297 million.

Fleet

As of March 31, 2022, the Company had 38 aircraft in its passenger service fleet, an increase of two from December 31, 2021. In addition to the two aircraft that entered into service in the first quarter of 2022, Sun Country completed the purchase of four aircraft in April 2022 and is under a letter of intent for a seventh aircraft for delivery in 2022. In April, the Company completed a lease buyout and anticipates a second lease buyout to occur in the third quarter (both of which were financed by the EETC). It currently operates twelve freighter aircraft in its cargo operation.

Guidance for Second Quarter 2022

	Q2 2022	H/(L) vs Q2 2019
Total revenue - millions	$210 to $220	24% to 30%
Economic fuel cost per gallon	$3.50	53%
Adjusted Operating income margin - percentage	5% - 9%	(5)pp to (1)pp
Effective tax rate	23%
Total system block hours - thousands	30.5 to 31.5	22% to 26%

Conference Call & Webcast Details

Sun Country Airlines will host a conference call to discuss its first quarter 2022 results at 3:30 p.m. Eastern Time on Thursday, May 5, 2022. A live broadcast of the conference call will be available via the investor relations section of Sun Country Airlines’ website at https://ir.suncountry.com/news-events/events-and-presentations. The online replay will be available on the same website approximately one hour after the call. The conference call can also be listened to live by dialing 1 (833) 458-0947 (U.S. toll free) or 1 (914) 987-7750 (U.S. toll).

Page 3	Sun Country, Inc. d/b/a Sun Country Airlines®

About Sun Country Airlines

Sun Country Airlines is a new breed of hybrid low-cost air carrier that dynamically deploys shared resources across our synergistic scheduled service, charter and cargo businesses. Based in Minnesota, we focus on serving leisure and visiting friends and relatives ("VFR") passengers and charter customers and providing cargo CMI services, with flights throughout the United States and to destinations in Mexico, Central America, Canada, and the Caribbean.

End Notes

1 – See additional details in the tables below in the section titled “Non-GAAP financial measures”

2 – Total system TRASM = total revenue – cargo revenue / system ASMs

3 – Scheduled service TRASM = scheduled service revenue + ancillary revenue + other revenue / scheduled service ASMs

4 – Adjusted CASM is a non-GAAP measure derived from CASM by excluding fuel costs, Special Items, non-cash management stock compensation expense, costs arising from its cargo operations (starting in 2020 when the Company launched cargo operations), certain commissions, and other costs of selling its vacations product from this measure. See table titled “Reconciliation of Adjusted CASM to CASM”

5 – Net debt = current portion of long-term debt + long-term debt + finance lease obligations + operating lease obligations – cash and cash equivalents

6 – Total liquidity = cash and cash equivalents + amount of undrawn revolver

Contacts

Investor Relations

Chris Allen

651-681-4810

IR@suncountry.com

Media

Wendy Burt

651-900-8400

mediarelations@suncountry.com

Page 4	Sun Country, Inc. d/b/a Sun Country Airlines®

Forward Looking Statements

This press release contains forward-looking statements, which involve risks and uncertainties. These forward-looking statements are generally identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology. All statements other than statements of historical facts contained in this press release, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management, and expected market growth are forward-looking statements. The forward-looking statements are relating to:

• our strategy, outlook and growth prospects;

• our operational and financial targets and dividend policy;

• general economic trends and trends in the industry and markets; and

• the competitive environment in which we operate.

These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements.

These forward-looking statements reflect our views with respect to future events as of the date of this press release and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this press release and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release. We anticipate that subsequent events and developments will cause our views to change. You should read this press release completely and with the understanding that our actual future results may be materially different from what we expect. Our forward-looking statements do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures, or investments we may undertake. We qualify all of our forward-looking statements by these cautionary statements. Additional information concerning certain factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to the Company’s Annual Reports on Form 10-K, Quarterly Report on Form 10-Q, and Current Reports on Form 8-K.

Non-GAAP Financial Measures

We sometimes use information that is derived from the condensed consolidated financial statements, but that is not presented in accordance with GAAP. We believe these non-GAAP measures provide a meaningful comparison of our results to others in the airline industry and our prior year results. Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, our financial performance measures prepared in accordance with GAAP. Further, our non-GAAP information may be different from the non-GAAP information provided by other companies. We believe certain charges included in our operating expenses on a GAAP basis make it difficult to compare our current period results to prior periods as well as future periods and guidance. The tables below show a reconciliation of non-GAAP financial measures used in this document to the most directly comparable GAAP financial measures.

Page 5	Sun Country, Inc. d/b/a Sun Country Airlines®

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2022	2021	% Change
Operating Revenues:
Scheduled Service	$124,068	$54,620	127.1
Charter Service	32,879	25,805	27.4
Ancillary	45,086	23,770	89.7
Passenger	202,033	104,195	93.9
Cargo	21,053	21,585	(2.5)
Other	3,439	1,831	87.8
Total Operating Revenue	226,525	127,611	77.5

Operating Expenses:
Aircraft Fuel	64,544	24,274	165.9
Salaries, Wages, and Benefits	59,617	44,075	35.3
Aircraft Rent	3,186	5,599	(43.1)
Maintenance	11,995	9,210	30.2
Sales and Marketing	8,628	5,110	68.8
Depreciation and Amortization	15,328	12,615	21.5
Ground Handling	7,958	5,230	52.2
Landing Fees and Airport Rent	10,286	8,785	17.1
Special Items, net	—	(26,871)	NM
Other Operating, net	23,150	14,651	58.0
Total Operating Expenses	204,692	102,678	99.4
Operating Income	21,833	24,933	(12.4)

Non-operating Income (Expense):
Interest Income	24	15	60.0
Interest Expense	(8,562)	(7,121)	20.2
Other, net	(6,876)	(5)	NM
Total Non-operating Income (Expense), net	(15,414)	(7,111)	116.8

Income before Income Tax	6,419	17,822	(64.0)
Income Tax Expense	2,782	5,406	(48.6)
Net Income	$3,637	$12,416	(70.7)

Net Income per share to common stockholders:
Basic	$0.06	$0.26	(76.9)
Diluted	$0.06	$0.24	(75.0)
Shares used for computation:
Basic	57,907,655	48,496,077	19.4
Diluted	61,731,942	52,508,186	17.6

“NM” stands for not meaningful

Page 6	Sun Country, Inc. d/b/a Sun Country Airlines®

Key Operating Statistics

The following table presents key operating statistics and metrics for the three months ended March 31, 2022 and 2021.

	Three Months Ended March 31,
	2022	2021	% Change
Scheduled service statistics:
Revenue passenger miles (RPMs) – thousands	1,338,459	774,999	72.7
Available seat miles (ASMs) – thousands	1,684,532	1,158,012	45.5
Load factor	79.5%	66.9%	12.6	pp
Revenue passengers carried	922,652	553,032	66.8
Departures	6,227	4,323	44.0
Block hours	22,433	15,207	47.5
Scheduled service TRASM(1) - cents	10.25	6.93	47.9
Average base fare per passenger	$134.47	$98.77	36.1
Ancillary revenue per passenger	$48.87	$42.98	13.7
Fuel gallons - thousands	17,401	11,557	50.6

Charter statistics:
Departures	1,620	1,511	7.2
Block hours	3,804	3,331	14.2
Available seats miles (ASMs) - thousands	235,705	211,721	11.3
Fuel gallons - thousands	2,758	2,357	17.0

Cargo statistics:
Departures	2,574	2,565	0.4
Block hours	7,390	8,242	(10.3)

Total system statistics:
Average passenger aircraft	34.1	31.0	10.0
Passenger aircraft – end of period	38	31	22.6
Cargo aircraft – end of period	12	12	—
Available seat miles (ASMs) – thousands	1,928,149	1,376,796	40.0
Departures	10,487	8,452	24.1
Block hours	33,805	26,932	25.5
Daily utilization – hours	8.6	6.7	28.6
Average stage length – miles	1,336	1,278	4.5
Total revenue per ASM (TRASM)(2) - cents	10.66	7.70	38.4
Cost per ASM (CASM) - cents	10.62	7.46	42.3
Adjusted CASM - cents	6.21	6.15	0.9
Fuel gallons - thousands	20,245	13,993	44.7
Fuel cost per gallon, excluding derivatives	$3.20	$1.91	67.9
Employees at end of period	2,316	1,768	31.0

1 – Scheduled service TRASM = scheduled service revenue + ancillary revenue + other revenue / scheduled service ASMs

2 – Total system TRASM = total revenue – cargo revenue / system ASMs

Page 7	Sun Country, Inc. d/b/a Sun Country Airlines®

summary balance sheet
(Dollars in millions)

(Unaudited – amounts may not recalculate due to rounding)

	3/31/2022	12/31/2021	% Change
Cash and cash equivalents	$272.4	$309.3	(11.9)
Other current assets	76.8	66.1	16.2
Total current assets	349.2	375.4	(7.0)
Total property & equipment, net	675.6	573.6	17.8
Other	394.8	427.6	(7.7)
Total assets	1,419.6	1,376.6	3.1

Air traffic liabilities	110.9	118.6	(6.5)
Current finance lease obligations	31.1	11.7	165.8
Current operating lease obligations	10.2	17.2	(40.7)
Current maturities of long-term debt	34.7	29.4	18.0
Other current liabilities	114.6	104.8	9.3
Total current liabilities	301.5	281.7	7.0
Finance lease obligations	239.0	180.5	32.4
Operating lease obligations	23.9	58.8	(59.4)
Long-term debt	242.5	248.0	(2.2)
Income tax receivable agreement	105.6	98.8	6.9
Other	13.8	22.0	(37.3)
Total liabilities	926.3	889.8	4.1

Total stockholders equity	$493.3	$486.8	1.3

summary cash flow
(Dollars in millions)

(Unaudited - amounts may not recalculate due to rounding)

	Three Months Ended March 31,
	2022	2021	% Change
Net cash provided by operating activities	$18.2	$15.8	15.2

Purchases of property & equipment	(49.7)	(54.4)	(8.6)
Other	0.1	(0.2)	NM
Net cash used in investing activities	(49.6)	(54.6)	(9.2)

Cash received from stock offering	—	235.9	NM
Proceeds from borrowing	78.0	68.0	14.7
Repayment of finance lease obligations	(4.5)	(3.9)	15.4
Repayment of borrowings	(77.9)	(46.1)	69.0
Other	(1.5)	(9.9)	(84.8)
Net cash provided by financing activities	(5.9)	244.0	NM

Change in cash	(37.3)	205.3	NM
Cash and equivalents and restricted cash – beginning of the period	317.8	70.4	351.4
Cash and equivalents and restricted cash – end of the period	$280.5	$275.6	1.8

“NM” stands for not meaningful

Page 8	Sun Country, Inc. d/b/a Sun Country Airlines®

Calculation of Special Items

Dollars in millions – Unaudited - amounts may not recalculate due to rounding

The following tables lists the items that are included as Special Items, net.

	Three Months Ended March 31,
	2022	2021
CARES Act employee retention credit (1)	$—	$(32.2)
CARES Act employee retention credit (2)	—	(0.3)
Aircraft purchase impacts (3)	—	5.7
Total special items, net	$—	$(26.9)

(1)	In the quarter ended March 31, 2021, the United States Department of the Treasury awarded the Company a grant of $32.2 under the Payroll Support Program Extension (“PSP2”) under the Consolidated Appropriations Act, 2021
(2)	Relates to a credit recognized under the CARES Act Employee Retention credit which is a refundable tax credit against certain employee taxes
(3)	Five aircraft were purchase in March 2021 that were previously under operating lease. Aircraft lease buy-out expense represents the net costs incurred to terminate the leases on those five aircraft. This includes the associated lease termination costs, write-off of previously capitalized maintenance deposits, and the write-off of over-market liabilities.

Page 9	Sun Country, Inc. d/b/a Sun Country Airlines®

NON-GAAP FINANCIAL MEASURES

Adjusted Operating Income, Adjusted Operating Income Margin, Adjusted Income Before Income Tax, Adjusted Pre-tax Margin, Adjusted Net Income, Adjusted EBITDAR and Adjusted EBITDAR Margin

Adjusted Operating Income, Adjusted Operating Income Margin, Adjusted Income Before Income Tax, Adjusted Pre-tax Margin, and Adjusted Net Income are non-GAAP measures included as supplemental disclosure because we believe they are useful indicators of our operating performance. Derivations of operating income and net income are well recognized performance measurements in the airline industry that are frequently used by our management, as well as by investors, securities analysts and other interested parties in comparing the operating performance of companies in our industry. Adjusted EBITDAR and Adjusted EBITDAR Margin is a non-GAAP measure included as supplemental disclosure because we believe it is a valuation measure commonly used by investors, securities analysts and other interested parties in the industry to compare airline companies and derive valuation estimates without consideration of airline capital structure or aircraft ownership methodology. We believe that while items excluded from Adjusted EBITDAR and Adjusted EBITDAR Margin may be recurring in nature and should not be disregarded in evaluation of our earnings performance, Adjusted EBITDAR and Adjusted EBITDAR Margin is useful because its calculation isolates the effects of financing in general, the accounting effects of capital spending and acquisitions (primarily aircraft, which may be acquired directly, directly subject to acquisition debt, by finance lease or by operating lease, each of which is presented differently for accounting purposes), and income taxes, which may vary significantly between periods and for different companies for reasons unrelated to overall operating performance. Adjusted EBITDAR and Adjusted EBITDAR Margin should not be viewed as a measure of overall performance or considered in isolation or as an alternative to net income because it excludes aircraft rent, which is a normal, recurring cash operating expense that is necessary to operate our business. We have historically incurred substantial rent expense due to our legacy fleet of operating leased aircraft, which are currently being transitioned to owned and finance leased aircraft.

Adjusted Operating Income, Adjusted Operating Income Margin, Adjusted Income Before Income Tax, Adjusted Pre-tax Margin, Adjusted Net Income, Adjusted EBITDAR and Adjusted EBITDAR Margin have limitations as analytical tools. Some of the limitations applicable to these measures include: Adjusted Operating Income, Adjusted Operating Income Margin, Adjusted Income Before Income Tax, Adjusted Pre-tax Margin, Adjusted Net Income, Adjusted EBITDAR and Adjusted EBITDAR Margin do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; Adjusted EBITDAR and Adjusted EBITDAR Margin does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; Adjusted EBITDAR and Adjusted EBITDAR Margin does not reflect changes in, or cash requirements for, our working capital needs; they do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDAR and Adjusted EBITDAR Margin does not reflect any cash requirements for such replacements; and other companies in our industry may calculate Adjusted Operating Income, Adjusted Operating Income Margin, Adjusted Income Before Income Tax, Adjusted Pre-tax Margin, Adjusted Net Income, Adjusted EBITDAR and Adjusted EBITDAR Margin differently than we do, limiting each measure’s usefulness as a comparative measure. Because of these limitations, Adjusted Operating Income, Adjusted Operating Income Margin, Adjusted Income Before Income Tax, Adjusted Pre-tax Margin, Adjusted Net Income, Adjusted EBITDAR and Adjusted EBITDAR Margin should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP.

As derivations of operating income and net income are not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate the measures in the same manner. As a result, derivations of operating income and net income, including Adjusted Operating Income, Adjusted Operating Income Margin, Adjusted Income Before Income Tax, Adjusted Pre-tax Margin, Adjusted Net Income, Adjusted EBITDAR and Adjusted EBITDAR Margin, as presented may not be directly comparable

Page 10	Sun Country, Inc. d/b/a Sun Country Airlines®

to similarly titled measures presented by other companies. For the foregoing reasons, each of Adjusted Operating Income, Adjusted Operating Income Margin, Adjusted Income Before Income Tax, Adjusted Pre-tax Margin, Adjusted Net Income, Adjusted EBITDAR and Adjusted EBITDAR Margin has significant limitations which affect its use as an indicator of our profitability and valuation. Accordingly, you are cautioned not to place undue reliance on this information.

Reconciliation of Adjusted Operating Income to GAAP Operating Income

Dollars in millions – Unaudited - amounts may not recalculate due to rounding

The following table presents the reconciliation of adjusted operating income to GAAP operating income.

	Three Months Ended March 31,
	2022	2021
Operating revenue	$226.5	$127.6
Operating income	21.8	24.9
Special items, net (1)	—	(26.9)
Stock compensation expense	0.9	2.9
Tax receivable agreement expense(2)	—	0.3
Adjusted operating income	$22.8	$1.2

Operating income margin	9.6%	19.5%
Adjusted operating income margin	10.0%	0.9%

(1)	See special items table above for more details
(2)	This represents the one-time costs to establish the Tax Receivable Agreement with our pre-IPO stockholders

Reconciliation of Adjusted Income Before Income (Loss)Tax to GAAP Income Before Income Tax

Dollars in millions – Unaudited - amounts may not recalculate due to rounding

The following table presents the reconciliation of adjusted income (loss) before income tax to GAAP income before income tax.

	Three Months Ended March 31,
	2022	2021
Net Income	$3.6	$12.4
Add: Provision for income tax expense	2.8	5.4
Income before income tax, as reported	6.4	17.8
Pre-tax margin	2.8%	14.0%

Special items, net (1)	—	(26.9)
Stock compensation expense	0.9	2.9
Early pay-off of US Treasury loan	—	0.8
Tax receivable agreement expense(2)	—	0.3
Tax receivable agreement adjustment(3)	6.8	—
Loss on refinancing credit facility	1.6	0.4
Adjusted income (loss) before income tax	$15.7	$(4.7)

Adjusted Pre-tax margin	6.9%	(3.7%)

(1)	See special items table above for more details
(2)	This represents the one-time costs to establish the Tax Receivable Agreement with our pre-IPO stockholders
(3)	This represents the adjustment to the TRA for the period, which is recorded in Non-operating Income (Expense)

Page 11	Sun Country, Inc. d/b/a Sun Country Airlines®

Reconciliation of Adjusted Net Income (Loss) and Adjusted Earnings per Share to GAAP Net Income

Dollars and shares in millions, except for per share – Unaudited - amounts may not recalculate due to rounding

The following table presents the reconciliation of adjusted net income (loss) and adjusted earnings per share to GAAP net income.

	Three Months Ended March 31,
	2022	2021
Net income	$3.6	$12.4
Net income per share – diluted	$0.06	$0.24

Special items, net (1)	—	(26.9)
Stock compensation expense	0.9	2.9
Early pay-off of US Treasury loan	—	0.8
Tax receivable agreement expense(2)	—	0.3
Tax receivable agreement adjustment(3)	6.8	—
Loss on refinancing credit facility	1.6	0.4
Income tax (benefit) expense effect of adjusting items, net(4)	(0.6)	5.2
Adjusted net income (loss)	$12.3	$(4.9)

Diluted share count	61.7	52.5
Adjusted net income (loss) per share - diluted	$0.20	$(0.09)

(1)	See special items table above for more details
(2)	This represents the one-time costs to establish the Tax Receivable Agreement with our pre-IPO stockholders
(3)	This represents the adjustment to the TRA for the period, which is recorded in Non-operating Income (Expense)
(4)	The tax effect of adjusting items, net is calculated at the Company’s statutory rate for the application period

Reconciliation of Adjusted EBITDAR to GAAP Net Income

Dollars in millions – Unaudited - amounts may not recalculate due to rounding

The following tables present the reconciliation of Adjusted EBITDAR to net income for the periods presented below.

	Three Months Ended March 31,
	2022	2021
Net income	$3.6	$12.4
Special items, net (1)	—	(26.9)
Interest expense	8.6	7.1
Stock compensation expense	0.9	2.9
Tax receivable agreement expense (2)	—	0.3
Tax receivable agreement adjustment (3)	6.8	—
Provision for income taxes	2.8	5.4
Depreciation and amortization	15.3	12.6
Aircraft rent	3.2	5.6
Adjusted EBITDAR	$41.2	$19.4

Adjusted EBITDAR margin	18.2%	15.2%

(1)	See special items table above for more details
(2)	This represents the one-time costs to establish the Tax Receivable Agreement with our pre-IPO stockholders
(3)	This represents the adjustment to the TRA for the period, which is recorded in Non-operating Income (Expense)
Page 12	Sun Country, Inc. d/b/a Sun Country Airlines®

Adjusted CASM

Adjusted CASM is a non-GAAP measure derived from CASM by excluding fuel costs, costs related to our cargo operations (starting in 2020 when we launched our cargo operations), stock based compensation, certain commissions and other costs of selling our vacations product from this measure as these costs are unrelated to our airline operations and improve comparability to our peers. Adjusted CASM is an important measure used by management and by our board of directors in assessing quarterly and annual cost performance. Adjusted CASM is also a measure commonly used by industry analysts and we believe it is an important metric by which they compare our airline to others in the industry, although other airlines may exclude certain other costs in their calculation of Adjusted CASM. The measure is also the subject of frequent questions from investors. Adjusted CASM excludes fuel costs. By excluding volatile fuel expenses that are outside of our control from our unit metrics, we believe that we have better visibility into the results of operations and our non-fuel cost initiatives. Our industry is highly competitive and is characterized by high fixed costs, so even a small reduction in non-fuel operating costs can lead to a significant improvement in operating results. In addition, we believe that all domestic carriers are similarly impacted by changes in jet fuel costs over the long run, so it is important for management and investors to understand the impact and trends in company-specific cost drivers, such as labor rates, aircraft costs and maintenance costs, and productivity, which are more controllable by management. Adjusted CASM also excludes special items and other adjustments, as defined in the relevant reporting period, that are not representative of the ongoing costs necessary to our airline operations and may improve comparability between periods. We also exclude stock compensation expense when computing Adjusted CASM. The Company’s compensation strategy includes the use of stock-based compensation to attract and retain employees and executives and is principally aimed at aligning their interests with those of our stockholders and at long-term employee retention, rather than to motivate or reward operational performance for any particular period. Thus, stock-based compensation expense varies for reasons that are generally unrelated to operational decisions and performance in any particular period. As derivations of CASM are not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate the measures in the same manner. As a result, derivations of CASM as presented may not be directly comparable to similarly titled measures presented by other companies. Adjusted CASM should not be considered in isolation or as a replacement for CASM. For the foregoing reasons, Adjusted CASM has significant limitations which affect its use as an indicator of our profitability. Total operating expense less fuel and special items per block hour is derived by excluding fuel expense and special items from total operating expense. By excluding volatile fuel expenses that are outside of our control from our unit metrics and certain special items that we consider to not be indicative of our ongoing operations, we believe that we have better visibility into the results of operations and our non-fuel cost initiatives. Accordingly, you are cautioned not to place undue reliance on this information.

Page 13	Sun Country, Inc. d/b/a Sun Country Airlines®

Reconciliation of Adjusted CASM to CASM

Amounts may not recalculate due to rounding, dollar amounts in millions

The following table presents the reconciliation of Adjusted CASM to CASM.

	Three Months Ended March 31,
	2022		2021
	Operating Expenses - mm	Per ASM (cents)	Operating Expenses - mm	Per ASM (cents)
CASM	$204.7	10.62	$102.7	7.46
Less:
Aircraft fuel	64.5	3.35	24.3	1.76
Stock compensation expense	0.9	0.05	2.9	0.21
Special items, net(1)	—	—	(26.9)	(1.95)
Tax receivable agreement expense(2)	—	—	0.3	0.02
Cargo expenses, not already adjusted above	19.1	0.99	17.2	1.25
Sun Country Vacations	0.4	0.02	0.2	0.02
Adjusted CASM	$119.7	6.21	$84.7	6.15

Available seat miles (ASMs) - mm	1,928.1		1,376.8

(1)	See special items table above for more details
(2)	This represents the one-time costs to establish the Tax Receivable Agreement with our pre-IPO stockholders

Reconciliation of total operating expense to total operating expense less fuel and special items per block hour

Amounts may not recalculate due to rounding, dollar amounts in millions except block hours and per block hour amount

The following table presents the reconciliation of total operating expense to total operating expense less fuel and special items per block hour

	Three Months Ended March 31,
	2022	2019	% Change
Total operating expense - GAAP	$204.7	$150.2	36.3
Less - aircraft fuel expense	64.5	36.6	76.2
Less - special items, net (1)	—	(1.0)	NM
Total operating expense less fuel and specials	$140.2	$114.6	22.3

Total system block hours	33,805	26,011	30.0
Total operating expense less fuel and special per block hour	$4,147	$4,406	(5.9)

(1)	See special items table above for more details

“NM” stands for not meaningful

Page 14	Sun Country, Inc. d/b/a Sun Country Airlines®